THIS AMENDED AND RESTATED NET SMELTER RETURN ROYALTY AGREEMENT dated as of the 24th day of August 2011

B E T W E E N:

FIRSTGOLD CORP. (the “Owner”)

- and -

BATTLE MOUNTAIN GOLD EXPLORATION LLC (“Grantee”)

WITNESSES THAT:

WHEREAS the Owner is the legal and beneficial owner of certain mining properties located in Nevada and known as the Relief Canyon Mine;

WHEREAS, Newgold, Inc. (“Newgold”) and Repadre International Corporation (“Repadre”) entered into that certain Net Smelter Return Royalty dated October 3, 1996, which was recorded in the Official Records of Pershing County, Nevada on February 6, 1997, in Book 314, Page 356, Document Number 97-0362, as amended by a letter agreement dated October 21, 1998, a notice concerning which dated May 26, 1999, was recorded in the Official Records of Pershing County, Book 343, Page 366, Document Number 224405 (collectively, the “1996 Royalty Agreement”);

AND WHEREAS, pursuant to the 1996 Royalty Agreement, Newgold granted to Repadre a 3% net smelter returns royalty (the “1996 Royalty”) covering all minerals mined, produced or otherwise recovered from certain property, including but not limited to the unpatented lode mining claims located in Pershing County, Nevada, as identified in Schedule A to the 1996 Royalty Agreement (the “Original Relief Canyon Claims”);

AND WHEREAS, Newgold and Repadre entered into that certain Net Smelter Return Royalty Agreement effective as of June 19, 1997, a memorandum concerning which was recorded in the Official Records of Pershing County on July 2, 1997 in Book 320, Page 534, Document Number 214209 (the “1997 Royalty Agreement”);

AND WHEREAS, pursuant to the 1997 Royalty Agreement, Newgold granted to Repadre a further 1% net smelter returns royalty (the “1997 Royalty”) covering all minerals mined or otherwise recovered from the Original Relief Canyon Claims;

AND WHEREAS, the Original Relief Canyon Claims were abandoned and relocated, and the unpatented lode mining claims and millsite claims that comprise the Relief Canyon Mine on the date hereof are listed in Schedule A;

AND WHEREAS, Newgold changed its name to “Firstgold Corp.” by Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 1, 2006, which was recorded in the Official Records of Pershing County on August 7, 2008 in Book 439, Page 26, Document Number 361242, and shall hereafter be referred to herein as the “Owner”;

AND WHEREAS, pursuant to various conveyances and corporate transactions, all of the right, title and interest of Repadre in and to the 1996 Royalty Agreement, the 1996 Royalty, the 1997 Royalty Agreement, and 1997 Royalty have been transferred to and assumed by, and are owned by, Grantee; and

AND WHEREAS, Owner and Grantee hereby desire to amend and restate in their entirety the 1996 Royalty Agreement and the 1997 Royalty Agreement and to place of record notice of Grantee’s royalty interest in and to the Property;

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, it is agreed as follows:

1. DEFINITIONS

(a)
 “Affiliate” means, with respect to any person, another person that is, at any time now or hereafter, directly or indirectly controlling, controlled by or under direct or indirect common control with, such person.

(b)	“business day” means any day which is not a Saturday, Sunday or banking holiday in the United States of America.

(c)
“control” means, with respect to any person, voting securities carrying more than 50% of the votes for the election of directors of such person which, if exercised, are sufficient to elect a majority of the board of directors of such person, or any other person who has the power to direct or cause the direction of the management and policies of such person, whether through the ownership of shares or by conduct or otherwise.

(d)	“Encumbrances” means any mortgage, charge, pledge, lien, license, privilege, security interest, royalty or other encumbrance.

(e)	“Expenses” means the following expenses (if actually paid by the Owner):

(i)
sales, production and severance taxes and all mining taxes, payable by the Owner or operator of the Property or required pursuant to applicable laws to be paid by the Owner on behalf of Grantee, that are based directly upon, and actually assessed against, the value or quantity of Minerals sold or otherwise disposed of from the Property; but excluding any and all taxes based upon the net or gross income of the Owner or operator of the Property, the value of the Property or the privilege of doing business, and other taxes assessed on a similar basis;

(ii)
costs and expenses, if any, for transportation (including, but not limited to, direct insurance costs while in transit) of Minerals from the Property to places where such Minerals are smelted, refined and/or sold or otherwise disposed of; and

(iii)
costs and expenses (including assaying, sampling and sales costs) and all penalties, if any, charged by any off-site arm’s length  smelter or refiner of the Minerals; but, if smelting and/or refining are carried out in facilities owned or controlled, in whole or in part, by the Owner or any Affiliate of Owner, then the charges and costs for such smelting or refining of such Minerals shall be the lesser of:  (A) the charges and costs the Owner would have incurred if such smelting or refining was carried out at facilities that are not owned or controlled by the Owner or its Affiliate and that are offering comparable services for comparable products; and (B) the actual charges and costs incurred by the Owner with respect to such smelting and refining.

For greater certainty, any royalty payable in respect of production of mineral products from the Property other than the Royalty granted and conveyed herein shall not constitute an Expense.

(f)
“Gross Proceeds” means either: (i) the value of all consideration, monetary or otherwise (including insurance proceeds), received by, or owing to, the Owner from the sale or other disposition of Minerals to a third party that is not an Affiliate of Owner; or (ii) the amount obtained by multiplying the Spot Price by the quantity of Minerals (A) sold or otherwise disposed of to an Affiliate of Owner, or (B) returned to Owner by a Processor; provided, however and without limiting the foregoing, Gross Proceeds shall not include the value of any Minerals utilized by the Owner on the Property for purposes of building roads, mitigation and reclamation activities and other similar activities.

(g)
“Mineral(s)” means all naturally occurring metallic and non-metallic elements that are mined, produced or otherwise recovered from the Property, whether in the form of doré, concentrates, tailings or otherwise; provided, however, that Minerals shall not include naturally occurring metallic and non-metallic elements mined, produced or otherwise recovered from mining claims or millsites outside of the boundaries of the Property.

(h)	“Net Smelter Returns” means Gross Proceeds less Expenses.

(i)	“Permitted Encumbrances” means the Royalty and the Encumbrances disclosed on Schedule B hereto.

(j)	“Prime” means the “Prime rate” published by the Wall Street Journal.

(k)	“Processor” means any smelter, refiner or other processor of the Minerals.

(l)
“Property” means the unpatented lode mining claims and millsite claims described in Schedule A, and any future amendments, abandonments and relocations thereof to the extent lying within the exterior boundary of such mining and millsite claims.

(m)	“Purchase Price” means the amounts previously paid by Repadre to Owner for the 1996 Royalty and the 1997 Royalty pursuant to the 1996 Royalty Agreement and the 1997 Royalty Agreement, respectively.

(n)
“Royalty” means the real property interest conveyed by Owner to Grantee pursuant to Section 2 of this Agreement, entitling Grantee to payment of the amounts determined and paid in accordance with Sections 2 and 3 of this Agreement.

(o)
“Spot Price” means, with respect to a particular Mineral, the price determined for such Mineral on the date on which payment for such Mineral is delivered or credited to the account of the Owner and, for such purposes, the “spot price” of gold shall be determined using the price of gold in U.S. dollars on the London Bullion Market Afternoon Fix on such day, and the “spot price” of any other Mineral shall be determined using the price of such Mineral quoted at the close of business on such day by the New York Commodity Exchange; and if, for any reason the London Bullion Market or the New York Commodity Exchange is no longer in operation or the “spot price” of a particular Mineral is not quoted on the London Bullion Market or the New York Commodity Exchange, the “spot price” of such Mineral shall be determined by reference to the price of such Mineral on another similar commercial exchange entity having the largest volume of trading in such Mineral on such day; and the exchange rate used to convert a “spot price” to U.S. Dollars from any other currency on a particular date shall be the exchange rate for such other currency on such date published by the Wall Street Journal.

(p)
“Tailings” means all mineral-bearing materials (including, without limitation, gold and silver) located in or on the Property on or after October 3, 1996, resulting from the extraction and recovery of Minerals.

2. RESERVATION, PURCHASE AND GRANT OF ROYALTY

(a) Subject to the terms of this Agreement, the Owner, for good and valuable consideration, hereby grants, sells, assigns, transfers and conveys to Grantee a royalty on all Minerals, calculated at the rate of 2.0% of Net Smelter Returns. Owner and Grantee acknowledge, agree and declare that: (i) they intend, by the foregoing grant, sale, transfer and conveyance of the Royalty, to create a real property interest in and to the Property that is a covenant running with the Property, enforceable against the Owner, or any Affiliate of Owner or third party that is the successor, acquirer, assignee or transferee of all or any portion of the Property; (ii) the Royalty shall burden the Property and the interest of Owner and its successors, acquirers, assignees and transferees therein, and shall constitute a benefit to the interest of Grantee, its successors, acquirers, assignees and transferees in and to the Property, and as such shall touch and concern the Property; and (iii) the interests of Owner and Grantee in and to the Minerals and the Property are in privity with one another.

(b) Owner acknowledges the receipt and sufficiency of the Purchase Price, paid previously in accordance with the terms and conditions of the 1996 Royalty Agreement and the 1997 Royalty Agreement, as full and final consideration for the Royalty granted herein.

3. TIME AND MANNER OF ROYALTY PAYMENTS

(a) The Royalty shall be calculated and paid quarterly by Owner to Grantee within 15 calendar days following the end of each calendar quarter during which the Owner receives Gross Proceeds.

(b) That portion of any Royalty payment relating to the sale or other disposition of gold shall be paid to Grantee in cash unless Grantee elects, in accordance with this Section 3(b), to receive such payment in gold bullion. Grantee shall provide the Owner with written notice of its election to receive payment in gold bullion not less than 15 business days prior to the date on which the next Royalty payment is to be paid to Grantee. Grantee’s notice electing payment of Royalty in gold bullion shall include directions to either credit Grantee’s account at the Processor or deliver refined gold to the location or account specified by Grantee in its notice. Any Royalty payment payable in cash shall be paid by wire transfer of immediately available funds in accordance with Grantee’s written instructions.

(c) Concurrently with each Royalty payment, the Owner shall prepare and deliver to Grantee a detailed statement of the manner in which such Royalty payment was calculated, including: (i) the quantity of Minerals to which such Royalty payment is applicable; (ii) the Expenses and the calculation of the applicable Net Smelter Returns; and (iii) the sale price(s) in respect of the Minerals sold or disposed of for value. Upon written request from Grantee, within 6 months after the end of any calendar year, the Owner shall prepare and deliver to Grantee a statement for such calendar year indicating: (i) the quantities of Minerals sold or otherwise disposed of by the Owner; (ii) the quantities of Minerals produced by the Owner; (iii) the Net Smelter Returns; and (iv) the sale price(s) in respect of the Minerals sold or disposed of for value.

(d) Grantee may object in writing to any statement and payment amount within 12 months after receipt of the relevant statement or payment. If the amount of any adjustment to the aggregate Royalty payments required to be paid to Grantee during a calendar year is more than $10,000, the Owner shall pay a penalty to Grantee equal to the amount of the adjustment multiplied by Prime plus 2%.

(e) If any Royalty payment has not been paid in full as provided herein, Grantee may give written notice of such default to Owner, and the Owner must cure such default within five business days after receipt of Grantee’s written notice. Unless Grantee has received all payments required to cure such default within such period, the Owner shall pay interest on the delinquent payment at a rate of Prime plus 3%, calculated daily and compounded monthly, commencing on the date on which such delinquent amount was due and continuing until Grantee receives payment in full of such delinquent amount and all interest accrued thereon. For the purposes of this Section 3(d), Prime shall be determined as of the date on which such delinquent amount was due.

(f) All Royalty payments, including interest and penalties, if any, will be made without withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (collectively, “Withholdings”), unless such Withholdings are imposed or levied, and are required, by or on behalf of the Government of the United States of America or any political subdivision thereof, or any department, authority or agency therein or thereof having power to tax.

4. PRE-EMPTIVE RIGHTS IN RESPECT OF ADDITIONAL ROYALTIES

(a) If the Owner receives a bona fide offer (an “Offer”) from a third party (the “Purchaser”) to purchase or acquire from the Owner, or if the Owner otherwise intends to reserve, grant or create, any additional royalty or other non-equity participation in respect of any Minerals (an “Additional Royalty”), the Owner shall not reserve, create, grant, sell, assign, transfer or convey any such Additional Royalty unless the Grantee has been given the first right to purchase such Additional Royalty in accordance with this Section 4.

(b) If the Owner wishes to accept or make an Offer, then a copy of such Offer shall be delivered to Grantee. In addition to a copy of such Offer, the Owner shall provide Grantee:

(i)	written notification of the identity of the Purchaser;

(ii)
a written description of each type of cash and non-cash consideration (including, without limitation, tangible or intangible assets, property, negotiable instruments, securities or other benefits) included in the Offer, together with a statement of the monetary value as of the date of such Offer of any non-cash consideration;

(iii)
written confirmation that there is no other direct or indirect supplementary cash or non-cash consideration to be received by the Owner, the Purchaser or any other person in connection with such Offer, other than is disclosed in Section 4(b)(ii) above, and that such Offer is not made as part of, or in connection with, any other transaction; and

(iv)
a certificate of a senior officer of the Purchaser, or a certificate of the Purchaser’s external auditor, confirming that the monetary value of the non-cash consideration receivable by the Owner pursuant to the Offer is not less than the monetary value thereof described to Grantee pursuant to Section 4(b)(ii) above.

(c) Grantee may notify the Owner of Grantee’s intention to purchase such Additional Royalty at any time within the 45 day period commencing on the date on which Grantee has received all information referred to in Section 4(b) above. If Grantee does not agree to purchase such Additional Royalty within such 45 day period, the Owner may thereafter reserve, create, grant, assign, transfer or convey such Additional Royalty to the Purchaser, provided that:

(i)
the terms and conditions offered to such Purchaser are the same as the terms and conditions stated in the Offer and described in the information provided pursuant to paragraphs 4(b)(i), (ii) and (iii);

(ii)
such Purchaser purchases the Additional Royalty within 90 days after the above-noted 45 day period has expired or 90 days after Grantee notified the Owner of its intention not to buy the Additional Royalty, whichever is earlier; and

(iii)	the Owner complies with the terms and conditions specified in Section 19 of this Agreement.

If the Additional Royalty is not purchased by the Purchaser within such 90-day period, then the terms of this Section 4 shall again, and from time to time, apply; and Grantee shall be entitled to the pre-emptive rights set forth in this Section 4.

(d) The Owner shall not reserve, create, grant, sell, assign, transfer or convey any Additional Royalty except in accordance with this Section 4 and Section 19.

5. REPRESENTATIONS AND WARRANTIES OF THE OWNER

The Owner hereby represents and warrants as follows:

(a) The Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Owner has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and to carry on its business as now conducted and as currently proposed to be conducted.

(c) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance with the terms, conditions and provisions of this Agreement will conflict with or result in a breach of any terms, conditions or provisions of the charter documents or by-laws of the Owner, any law, rule or regulation having the force of law, any contractual restrictions that are binding upon the Owner, or the Property, or any writ, judgement, injunction, determination or award that is binding upon the Owner.

(d) The execution and delivery of this Agreement and the consummation by the Owner of the transactions contemplated herein have been duly authorized by all necessary corporate action, and all necessary third party consents have been obtained.

(e) This Agreement has been duly executed and delivered by the Owner and constitutes a valid and legally binding obligation of the Owner, enforceable in accordance with its terms by Grantee against the Owner.

(f) Except as set forth in Schedule C, there are no actions, suits or proceedings pending or, to the best knowledge of the Owner, threatened against or affecting the Owner, the Property or the Minerals, before any court, arbitrator or governmental administrative body or agency, that might materially adversely affect the Property or the Owner’s interest therein or challenge the validity or propriety of the transactions contemplated herein.  The Owner is not in default in any material respect under any applicable statute, rule, order, decree or regulation of any court, arbitrator or governmental body or agency having jurisdiction over the Owner.

(g) The Owner has filed all tax returns that are required to be filed and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment received by the Owner.

(h) There is no Encumbrance upon or with respect to the Property, the Royalty, the Minerals, receivables derived from the sale or other disposition of the Minerals or the income of the Owner, other than Permitted Encumbrances.

(i) To the best of the Owner’s knowledge, information and belief, the Owner has good and marketable title to, and is in exclusive possession of all right, title and interest in and to, the Property either as owner or lessee, as the case may be, subject only to Permitted Encumbrances and, with respect to the unpatented lode mining claims and millsite claims, the paramount title of the United States of America.

(j) To the best of the Owner’s knowledge, information and belief, each unpatented lode mining claim and millsite claim constituting the Property is fully and accurately disclosed on Schedule A to this Agreement, is in good standing, has been properly located and recorded in accordance with all applicable laws, and all assessment work has been done and all annual claim maintenance fees and other amounts required to be paid to maintain the same have been paid to the date hereof.

(k) To the best of the Owner’s knowledge, information and belief, the Owner is the sole registered and beneficial owner of, or the sole lessee of, all right, title and interest in and to the Property, subject to the paramount title of the United States of America in and to the unpatented lode mining claims and millsite claims comprising the Property, and there are no outstanding rights, agreements or options in favor of any third party to acquire any interest in the Property.

(l) The Royalty shall constitute a real property interest in the Property that will run with the Property and will be enforceable against the Owner and against any Affiliate of Owner or third party acquiror, assignee or transferee of all, or any portion of, the Property.

(m) The lands and interests in lands described in Schedule A comprise all of the mining claims, millsite claims, mining leases, surface rights and mineral rights relating to the Relief Canyon Mine.

6. REPRESENTATIONS AND WARRANTIES OF GRANTEE

Grantee hereby represents and warrants as follows:

(a) Grantee is a limited liability company organized, validly existing and in good standing under the laws of the State of Nevada.

(b) Grantee has full corporate right, power and authority to enter into and perform its obligations under this Agreement.

(c) This Agreement has been duly executed and delivered by Grantee and constitutes a valid and legally binding obligation of Grantee, enforceable in accordance with its terms by the Owner against Grantee.

(d) Grantee has all necessary regulatory approvals and consents to enter into this Agreement and to acquire the Royalty.

7. SURVIVAL

All representations and warranties of the Owner and Grantee set forth in this Agreement shall survive the execution of this Agreement for a period of one year.  All covenants and agreements of the Owner and Grantee shall continue in perpetuity in full force and effect for the benefit of the Owner and Grantee (and their respective successors and assigns).

8. TERM

The Royalty shall constitute a real property interest in the Property and a covenant running with the Property, binding upon Owner and its successors, acquirers, assigns and transferees. The parties to this Agreement do not intend that this Agreement or any provision set forth herein shall violate any statutory or common law formulation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Property or in any other real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules.  If, however, any such violation should occur inadvertently, the parties hereby agree that a court shall reform that provision in such a way as to most closely approximate the intent of the parties within the limits permissible under such rules.

9. COMMINGLING

Before any Minerals are commingled with minerals from any other properties (or any Minerals owned by a party other than the Owner or any of Owner’s Affiliates are delivered for processing or refining to the Property in good faith and not with any intent or purpose to evade the terms of this Agreement), the Minerals shall be measured and sampled in accordance with sound mining and metallurgical practices for moisture, metal, and other appropriate content and penalty substances of the Minerals, and representative samples of the Minerals shall be retained by the Owner. From this information, the Owner shall determine the quantity of the Minerals subject to the Royalty notwithstanding that the Minerals have been commingled with minerals from other properties.  Following the expiration of the period for objections described above in Subsection 3(d) above, and absent timely objection, if any, made by Grantee, the Owner may dispose of the materials and data required to be kept and produced by this section.

10. HEDGING TRANSACTIONS

All profits and losses resulting from the Owner engaging in any commodity futures trading, option trading, metals trading, gold loans or any combination thereof, and any other hedging transactions (collectively, “hedging transactions”) are specifically excluded from calculations of Royalty payments pursuant to this Agreement. All hedging transactions by the Owner and all profits or losses associated therewith, if any, shall be solely for the Owner’s account.

11. BOOKS; RECORDS; INSPECTIONS

(a) The Owner shall keep true and accurate books and records of all of its operations and activities with respect to the Property and the Minerals, prepared in accordance with generally accepted accounting principles, consistently applied. Grantee may, from time to time, perform audits or other examinations of all of the Owner’s books and records to confirm all calculations made by the Owner and compliance with the terms of this Agreement, including without limitation, calculations of Net Smelter Returns.  Grantee shall promptly commence, and diligently complete, any audit or other examination permitted hereunder.  The reasonable expenses of any audit or other examination permitted hereunder shall be paid by Grantee, unless the results of such audit or other examination permitted hereunder disclose a deficiency in respect of the Royalty payments paid to Grantee hereunder in a quarterly amount greater than $15,000, in which event the costs of such audit or other examination shall be paid by the Owner.

(b) Within 90 days following the end of each calendar year, the Owner shall provide Grantee with an annual report of Minerals mined, Minerals milled, recoveries grades, Net Smelter Returns, Expenses and capital and development expenses with respect to the Property during such calendar year. Such annual report shall include estimates of proposed expenditures upon, anticipated production from and estimated remaining Mineral reserves on the Property for the succeeding calendar year, and any changes to, or replacements of, the mine plan or any “life of mine” plan with respect to the Property.  The Owner shall provide Grantee with a copy of any “life of mine plan”, if produced, within 30 days after its approval by Owner, and any changes to, or replacements of, any such “life of mine” plan within 30 days after such change or replacement thereof. The Owner agrees, at the request of Grantee, to provide Grantee with such data or reports as may be reasonably required to file with the relevant stock exchanges or securities commissions in connection with any listing applications or prospectus filings.

(c) Upon not less than 5 business days’ notice to the Owner, Grantee, or its authorized agents or representatives, under the direction and control of the Owner, may enter upon all surface and subsurface portions of the Property for the purpose of inspecting the Property, all improvements thereto and operations thereon, and all production records and data pertaining to all production activities and operations on or with respect to the Property, including without limitation, records and data that are electronically maintained.  Grantee, or its authorized agents or representatives, shall enter upon the Property at its or their own risk and expense, and shall not hinder the operations or activities on or relating to the Property.

12. COMPLIANCE WITH LAWS; ENVIRONMENTAL OBLIGATIONS

(a) The Owner shall indemnify and save Grantee harmless from any loss, cost or liability (including, without limitation, reasonable legal fees) arising from a claim against Grantee in respect of any failure by the Owner to comply at all times with all applicable present or future laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies and guidelines relating to the Owner’s operations  and activities on or with respect to the Property; provided, however, the Owner shall have the right to contest any of the same if such contest does not jeopardize the Property or the Owner’s operations thereon, the existence or validity of the Royalty, or Grantee’s rights under this Agreement.

(b) The Owner shall indemnify and save Grantee harmless from any loss, cost or liability (including, without limitation, reasonable legal fees) arising from a claim against Grantee in respect of:

(i)
any failure by Owner to timely and fully perform all reclamation required by all governmental authorities pertaining or related to the Owner’s operations or activities on or with respect to the Property or required under this Agreement;

(ii)	the Owner causing, suffering, or permitting any condition or activity at, on or in the vicinity of the Property which constitutes a nuisance; or

(iii)
any failure by the Owner which results in a violation of or liability under any present or future applicable environmental laws, statutes, rules, regulations, permits, ordinances, certificates, licenses and other regulatory requirements, policies or guidelines.

13. TAILINGS

All Tailings shall be subject to the Royalty.  If commingling of Tailings occurs in accordance with the terms of this Agreement, the amount of such Tailings subject to the Royalty shall be determined in proportion to its contribution of contained metal in such Tailings, where contained metal is determined by the product of the estimated weight of such Tailings multiplied by the estimated grade of such Tailings.

14. STOCKPILING

The right of the Owner or operator to stockpile, store or place Minerals in locations off the Property (the “Other Locations”), shall not be exercisable until the Owner or operator has first obtained a written agreement from each owner (the “Other Owner”) of the Other Locations where such Minerals will be stockpiled, stored or placed, in recordable form, in favor of Grantee and executed by such Other Owner that provides:

(a)	that Grantee’s rights with respect to the Minerals pursuant to this Agreement shall continue in full force and effect with respect to the Minerals stored at the Other Locations;

(b)	that Grantee’s rights in and to the Minerals stored at such Other Locations shall be the same as if the Minerals were situate on the Property;

(c)	that Grantee’s rights with respect to the Minerals stored at such Other Locations shall have priority over the Other Owner’s rights with respect to the Minerals stored at such Other Locations; and

(d)	that the agreement executed by the Other Owner shall not be terminated as long as any Minerals are stored at the Other Locations.

15. MAINTENANCE OF PROPERTY

(a) The Owner shall do all things and make all payments necessary or appropriate to maintain the right, title and interest of the Owner and Grantee in and to the Property and to maintain the Property in good standing.  The Owner shall give Grantee not less than 30 days’ prior written notice of the Owner’s intention to abandon or surrender or allow to lapse or expire any part or parts of any unpatented lode mining claims or millsite claims comprising the Property.

(b) Notwithstanding the provisions of Section 15(a), the Owner shall be entitled from time to time to abandon or surrender or allow to lapse or expire all or any part or parts of the Property (the “Abandoned Claims”) if:

(i)	the Owner determines, acting reasonably, that such part or parts are not economically viable or otherwise have insufficient value to warrant continued mining operations;

(ii)	the Owner has provided Grantee with not less than 30 days’ prior written notice of the Owner’s intention to abandon, surrender, or allow the expiry or lapse of, such Abandoned Claims; and

(iii)
within 30 days after receipt by Grantee of written notice from the Owner pursuant to Section 15(b)(ii), Grantee has not provided the Owner with written notice of Grantee’s intention to acquire such Abandoned Claims.

(c) Notwithstanding the provisions of Section 15(b), the Owner shall not abandon or surrender, or allow to lapse or expire, all or any part or parts of the unpatented lode mining claims or millsite claims, or any interests therein, comprising the Property for the purpose of permitting any third party to restake or otherwise acquire such claims or interests and/or avoid the Royalty; and if the Owner, directly or indirectly, through any Affiliate of the Owner, any joint venturer with the Owner, or any third party in any manner associated with Owner or any of its Affiliates or co-venturers, restakes or otherwise acquires any expired unpatented lode mining claims or millsite claims comprising all or part of the Property, then the Royalty shall apply to and burden such claims, and the calculation of Royalty payments pursuant to this Agreement shall include Net Smelter Returns directly or indirectly received by the Owner in respect of Minerals produced from any such restaked or acquired claims.  For the avoidance of doubt, the Royalty to be paid pursuant to this Agreement is payable with respect to production of Minerals from the lands comprising the Property, regardless of any amendments, abandonments and relocations that have been or will be made to the Property by Owner or any of its Affiliates or co-venturers or any third party in any manner associated with Owner or its Affiliates or coventurers.

(d) If Grantee provides the Owner with written notice of Grantee’s intention to acquire the Abandoned Claims, the Owner shall forthwith transfer to Grantee all of the Owner’s right, title and interest in and to such Abandoned Claims for the aggregate consideration of $1.00.

16. INSURANCE

The Owner shall purchase or otherwise arrange at its own expense and shall keep in force at all times, directly or through the services of an independent contractor, insurance (including, without limitation, comprehensive general public liability insurance) against claims for bodily injury or death or property damage arising out of or resulting from activities or operations on or with respect to the Property, in such amounts as will adequately protect the Owner, Grantee and the Property from any and all claims, liabilities and damages which may arise with respect to the Property and the Minerals.  Grantee shall, to the extent permitted by applicable law, be named as a loss payee on all property, liability and other insurance policies held by the Owner and relating to the Property and the Minerals.

17. CONDUCT OF OPERATIONS

(a) All decisions concerning methods, the extent, times, procedures and techniques of any exploration, development, mining, leaching, milling, processing, extraction treatment, if any, and the materials to be introduced into the Property or produced therefrom, and all decisions concerning the sale or other disposition of Minerals (including, without limitation, decisions as to buyers, times of sale, whether to store or stockpile Minerals for a reasonable length of time without selling the same) shall be made by the Owner, acting reasonably and in accordance with good mining and engineering practice in the circumstances.

(b) The Owner shall not be responsible for nor obliged to make any Royalty payments for Mineral values lost in any mining or processing of the Minerals conducted pursuant to customary mining practices.  The Owner shall not be required to mine or to preserve or protect the Minerals which under customary mining practices cannot be mined or shipped at a reasonable profit by the Owner at the time mined.

(c) The Owner will not at any time permit any Affiliate to be a Processor, without the prior written consent of Grantee.

18. NO IMPLIED COVENANTS

The parties agree that no implied covenants or duties relating to exploration, development, mining or the payment of production royalties or any other monies provided for herein shall affect any of their respective rights or obligations hereunder, and that the only covenants or duties which affect such rights and obligations shall be those expressly set forth and provided for in this Agreement.

19. SALE OR ENCUMBRANCE OF PROPERTY

The Owner shall not sell, transfer or permit any Encumbrance (other than Permitted Encumbrances) on all or any part of the Property, the Minerals, the receivables derived from the sale or other disposition of the Minerals or the Owner’s income from the Property, without (a) the prior written consent of Grantee, which consent will be withheld only if it is determined, in the exercise of commercial reasonableness in the industry, that such sale, transfer or Encumbrance of the Property would limit or avoid the Royalty; and (b) first delivering to the Grantee a transferee’s written assumption of this Agreement and all of the covenants, duties and obligations of the Owner set forth herein arising on and after such transfer, which written assumption shall be in recordable form and substantially in the form attached hereto as Exhibit 1. The Grantee shall have 15 business days from the date of written notice by Owner of the intention to sell, transfer, or permit an Encumbrance.  If the Grantee does not withhold consent within such period of time, Grantee shall be deemed to consent to such sale, transfer or Encumbrance.  The Grantee has consented to the sale of the Property pursuant to that certain Sale Order, dated December 17, 2010 (Docket No. 328) entered by the Bankruptcy Court, District of Nevada, to Platinum Long Term Growth LLC (“Platinum”) or its assignee and/or any Encumbrance in favor of Platinum (or its affiliates) granted in connection with such sale.

20. GENERAL PROVISIONS

(a) Further Assurances; Registration of Interest

Each party shall execute all such further instruments and documents and do all such further actions as may be necessary to effectuate the documents and transactions contemplated in this Agreement, in each case at the cost and expense of the party requesting such further investment, document or action.  Grantee shall have the right, from time to time, to register or record this Agreement or notice of this Agreement, any other documents relating to this Agreement, and any other title document registered against the title to the Property, and the Owner shall cooperate with such registration or recording and provide its written consent or signature to any documents or things necessary to accomplish such registration or recording or otherwise to protect the interests of Grantee hereunder.  Any successor, assignee, transferee or other acquiror of the Property, or any interest therein, shall be subject to this Agreement and shall be obligated to comply with the terms hereof.  Grantee and the Owner agree that, where appropriate, a Memorandum of Agreement in form and content satisfactory to Grantee shall be executed and registered in all necessary public offices to record the interests of Grantee hereunder.

(b) Binding Effect

All covenants, conditions, and terms of this Agreement shall be of benefit to and run as a covenant with the Property and shall bind and inure to the benefit of the parties hereto, their respective successors and assigns, including, without limitation, partners, joint venture partners, lessees and mortgagees.  Nothing herein shall be construed to create, expressly or by implication, a joint venture, mining partnership, commercial partnership, or other partnership relationship between the Owner and Grantee.

(c) Entire Agreement

This Agreement, including the Schedules (which are attached hereto and by this reference are incorporated herein), and the documents contemplated hereby and thereby (collectively, the “Agreements”), contain the entire agreement between the Owner and Grantee, and no oral agreement, promise, statement or representation which is not contained in the Agreements shall be binding upon the parties, unless the parties hereto consent in writing thereto.  The provisions of the Agreements shall supersede all previous oral or written agreements between the parties hereto, including, but not limited to, the 1996 Royalty Agreement and the 1997 Royalty Agreement, and all notices, memoranda and documents relating thereto.  All references to “this Agreement” shall mean this Agreement, as amended, supplemented or replaced from time to time in accordance with the terms hereof.  This Agreement can only be modified or amended in writing executed by the parties hereto or their successors in interest.

(d) Governing Law

This Agreement shall be governed by and construed under the laws of the State of Nevada and the federal laws of the United States of America applicable therein.

(e) Currency

All dollar ($) amounts referred to herein, unless indicated expressly to the contrary shall refer to lawful currency of the United States of America.

(f) Time of Essence

Time is of the essence in this Agreement.

(g) Notice

(i)
Subject to the payment provisions of this Agreement, all notices, designations or other documents required or authorized by the terms of this Agreement shall be in writing, shall be personally delivered or mailed by registered or certified mail, postage prepaid, return receipt requested, sent via recognized and reputable overnight courier, or telecopied in a manner which confirms transmission to the recipient, and shall be addressed as follows:

If to the Owner:

Firstgold Corp.
1055 Cornell Avenue
Lovelock, Nevada 89419
Attention: Operations Manager/President
Telecopier No.: (775) 273-7193

if to Grantee:

Battle Mountain Gold Exploration LLC
c/o Royal Gold, Inc.
1660 Wynkoop Street
Suite 1000
Denver, Colorado 80202
Attention: Vice President and General Counsel
Telecopier No.: (303) 595-9385

(ii)
Any of the parties may change its address for notice by giving the other parties notice of such change in the manner specified in this Section. Notices personally delivered shall be deemed to have been made and received on the date of such delivery. Notices given by mail in the manner specified in this Section shall be deemed to have been made, delivered and received 5 days after the date of mailing. Notices given by overnight courier shall be deemed given on the business day following entrustment of such notice to the courier. Notices telecopied in the manner specified in this Section shall be deemed to have been made and received on the next business day following the day on which any such notice was telecopied.

(h) Headings

The headings of all the sections in this Agreement are inserted for convenience of reference only and shall not affect the interpretation thereof.

(i) Severability

If any provision of this Agreement is wholly or partially invalid, this Agreement shall be interpreted as if the invalid provision had not been a part hereof so that the invalidity shall not affect the validity of the remainder of the Agreement which shall be construed as if the Agreement had been executed without the invalid portion.  It is hereby declared to be the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, hereafter be declared or held invalid.

(j) Assignment

Any and all rights and obligations of Grantee pursuant to this Agreement may be assigned to any Affiliate of Grantee without the prior consent of the Owner, such assignment to be effective upon written notice thereof to the Owner.

[This space intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

FIRSTGOLD CORP.

By:

Title:

BATTLE MOUNTAIN GOLD EXPLORATION LLC

By:

Title:

Signature Page to Amended and Restated Net Smelter Return Royalty Agreement

STATE OF	)
	)	ss.
COUNTY OF	)

On this the ____ day of August, 2011, before me, the undersigned officer, personally appeared __________________ who acknowledged himself to be the _____________________ of Firstgold Corp., a Delaware corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as _____________________.

In witness whereof I hereunto set my hand and official seal.

Notary Public, _____________________

(SEAL)

My Commission Expires:

CITY AND COUNTY OF DENVER	)
	)	ss.
STATE OF COLORADO	)

On this the ____ day of August, 2011, before me, the undersigned notary, personally appeared __________________ who acknowledged himself to be the _____________________ of Battle Mountain Gold Exploration LLC (“BMGX”), and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as the _____________________ of BMGX.

In witness whereof I hereunto set my hand and official seal.

Notary Public, _____________________

(SEAL)

My Commission Expires: _____________________

[Insert Appropriate Cover Page for Recording]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is entered into and shall be effective as of ____________, 20__, and is made and entered into between __________________, a [corporation] existing under the laws of ______________________, whose address is _____________________________________________________ (“Assignor”) and ___________________, a corporation existing under the laws of _____________________, whose address is __________________________________________________ (“Assignee”) and Battle Mountain Gold Exploration LLC, a limited liability company organized under the laws of the State of Nevada, whose address is 1660 Wynkoop Street, Suite 1000, Denver, CO 80202 (“Battle Mountain”).

RECITALS

A.
Firstgold Corp., a Delaware corporation (“Firstgold”), and Battle Mountain entered into an Amended and Restated Net Smelter Return Royalty Agreement dated August 24, 2011, (the “Royalty Agreement”), pursuant to which Firstgold granted, sold, assigned, transferred and conveyed to Battle Mountain a two percent (2%) net smelter returns royalty (the “Royalty”) on the production of minerals from the unpatented lode mining claims and millsite claims comprising the Relief Canyon Gold Project located in Pershing County, Nevada, as such claims are described in Exhibit 1 attached hereto and incorporated herein, and as the same may be amended, abandoned and relocated from time to time in accordance with the Royalty Agreement (the “Relief Canyon Property”);

B.
The Royalty Agreement amended and superseded two agreements between Newgold, Inc. and Repadre International Corporation, predecessors in interest to Firstgold and Battle Mountain, respectively, to wit: (a) the Net Smelter Return Royalty dated October 3, 1996, which was recorded in the Official Records of Pershing County, Nevada on February 6, 1997, in Book 314, Page 356, Document Number 97-0362, as amended by a letter agreement dated October 21, 1998, a notice concerning which dated May 26, 1999, was recorded in the Official Records of Pershing County, Book 343, Page 366, Document Number 224405; and (b) the Net Smelter Return Royalty Agreement effective as of June 19, 1997, a memorandum concerning which was recorded in the Official Records of Pershing County on July 2, 1997 in Book 320, Page 534, Document Number 214209;

C.
A Memorandum describing the Royalty Agreement, the Royalty, and the Property subject thereto is recorded in the Official Records of Pershing County, Nevada, at Book ___, Page ___, Document Number __________;

D.
Assignor and Assignee entered into an Agreement dated ______________, 20__, pursuant to which Assignor agreed to grant, sell, assign, transfer and convey, and Assignee agreed to purchase and receive, all of Assignor’s right, title and interest in and to [the Relief Canyon Property] [that portion of the Relief Canyon Property described on Exhibit 2 hereto] (the “Property”), subject to the Royalty Agreement; and

Exhibit 1 - 2

E.
Assignor desires to assign to Assignee, and Assignee desires to expressly assume, the Royalty Agreement and all of the rights, interests, covenants, terms, duties, liabilities and obligations set forth therein as set forth below.

AGREEMENT

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignor hereby sells, transfers, assigns and conveys to Assignee, its successors and assigns, all of Assignor’s rights, interests, covenants, terms, duties, liabilities and obligations in, to and under the Royalty Agreement with respect to the Property to the extent the same arise on and after the date hereof.

2. Assignee hereby expressly accepts and assumes the Royalty Agreement and all of Assignor’s rights, interests, covenants, terms, duties, liabilities and obligations in, to and under the Royalty Agreement arising on and after the date hereof relating to the Property, and further agrees to be bound by and timely perform all of the covenants, terms, duties, liabilities and obligations of the Royalty Agreement arising on and after the date hereof and relating to the Property as if Assignee were originally a party thereto.

3. [By its execution of this Assignment, Battle Mountain consents to Assignor’s assignment of the Royalty Agreement to Assignee.] [Battle Mountain previously consented to Assignor’s assignment of the Royalty Agreement to Assignee.]

4. Assignor [and Battle Mountain] hereby ratif[y][ies] and confirm[s] all of the terms and conditions of the Royalty Agreement, and acknowledge[s] that the Royalty Agreement is valid and in full force and effect. With respect to the Property, Assignee hereby ratifies and confirms the Royalty Agreement and acknowledges the same is a binding obligation of the Assignee, its successors and assigns, on and after the date hereof as is set forth herein.

5. All notices required or desired to be given to Assignee pursuant to the Royalty Agreement shall be given in accordance with the provisions of the Royalty Agreement to the address of Assignee set forth above.

6. This Assignment shall be governed by and construed under the laws of the State of Nevada.

7. This Assignment shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective successors and assigns.

[This space intentionally left blank.  Signature page follows.]

Exhibit 1 - 3

IN WITNESS WHEREOF, the parties have executed this Assignment effective on the date first written above.

________________ [Assignor]

Date	By:
Name:
Title:

________________ [Assignee]

By:
Name:
Title:

[BATTLE MOUNTAIN GOLD EXPLORATION LLC

By:
Name:
	Title:	]

STATE OF	)
	)	ss.
COUNTY OF	)

On this the ____ day of ___________, 20__, before me, the undersigned notary, personally appeared __________________ who acknowledged himself to be the _____________________ of _________________, a __________________ corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

Notary Public, _____________________

(SEAL)

My Commission Expires:

Exhibit 1 - 4

STATE OF	)
	)	ss.
COUNTY OF	)

On this the ____ day of __________, 20__, before me, the undersigned notary, personally appeared __________________ who acknowledged himself to be the _____________________ of _________________, a _________________corporation, and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

Notary Public, _____________________

(SEAL)

My Commission Expires:

[CITY AND COUNTY OF DENVER	)
	)	ss.
STATE OF COLORADO	)

On this the ____ day of __________, 20__, before me, the undersigned notary, personally appeared __________________ who acknowledged himself to be the _____________________ of Battle Mountain Gold Exploration LLC (“BMGX”), and that he, as such officer, being authorized so to do, executed the foregoing instrument for the purposes therein contained.

In witness whereof I hereunto set my hand and official seal.

Notary Public, _____________________

(SEAL)

My Commission Expires: _____________________]

Exhibit 1 - 5